Exhibit  99.1
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                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
       Terry J. Logan, Ph.D., N-Viro International Corp., tlogan@nviro.com (614)
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                                                                        487-9521

                N-VIRO ANNOUNCES ANNUAL STOCKHOLDERS MEETING DATE

Toledo, Ohio, March 19, 2003 - N-Viro International Corp. (OTC BB/NVIC.OB) announced that the 2003 Annual Stockholders Meeting will be held on August 14, 2003, as approved by the Board of Directors at a meeting on March 4, 2003. This date is approximately 95 days later than the 2003 meeting date referenced in the Company's 2002 Notice of Annual Meeting and Proxy Statement dated April 5, 2002. The reasons cited by the Board for delaying the annual meeting include the following: (1) the Company is planning on amending its 1998 Stock Option Plan, which is scheduled to expire in May, 2003, and additional time is necessary to finalize the form of the amendment prior to submitting it to shareholders for approval; (2) the Company's directors have had preliminary discussions on a possible amendment to the Company's Certificate of Incorporation and By-Laws to change the number of directors on its Board, and a special committee has been established to review this issue and issue a report to the Board in the next thirty (30) days, any actions approved by the Board with respect to amending the Company's Certificate of Incorporation would need to be approved by the shareholders at the annual meeting in order to be effective; and (3) the Company believes that by delaying the annual meeting it will realize cost savings through an enhanced ability to rely upon internal resources to prepare and administer the proxy documents and other public filings, as compared to solely relying on outside legal counsel to prepare such items.

As such, the Board of Directors requests that any shareholder proposals intended for inclusion in the Company's proxy materials for the 2003 Annual Meeting be submitted to James K. McHugh, Chief Financial Officer, Treasurer and Corporate
Secretary of the Company, in writing no later than April 21, 2003. Unless the Company has been given written notice by May 26, 2003 of a shareholder proposal to be presented at the 2003 Annual Meeting other than by means of inclusion in the Company's proxy materials for the meeting, persons named in the proxies solicited by the Board of Directors for the meeting may use their discretionary voting authority to vote against the proposal.

N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
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The  Company  cautions  that  words  used  in  this  document such as "expects,"
"anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes.
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